FOR IMMEDIATE RELEASE
July 26, 2006

For further information contact:
Kevin M. McCloskey
Senior Vice President and Chief Operating Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                     Synergy Financial Group, Inc. Announces
                          Second Quarter, 2006 Earnings

Cranford, New Jersey, July 26, 2006 - John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (NASDAQ: SYNF) (the "Company"), the holding company of Synergy Bank and Synergy Financial Services, Inc., today announced net income for the three-month period ended June 30, 2006 of $1.060 million, or $0.10 per diluted share, compared to $1.105 million, or $0.10 per diluted share, for the same period last year. Net income for the six-month period ended June 30, 2006 was $2.109 million, or $0.20 per diluted share, compared to $2.225 million, or $0.19 per diluted share, for the same period last year. Results for the three- and six-month periods ended June 30, 2006 included $128,000, or $0.01 per diluted share, and $246,000, or $0.02 per diluted share, respectively, in after-tax stock option expense relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment," which became effective January 1, 2006.

Total assets reached $999.7 million on June 30, 2006, an increase of 2.6%, or $25.8 million, from $973.9 million on December 31, 2005. The increase was primarily attributable to an increase of $37.5 million in net loans, partially offset by a decline of $20.3 million in investment securities.

Net loans increased 5.1%, to $770.7 million, on June 30, 2006, from $733.2 million on December 31, 2005. During the first six months of 2006, Synergy Bank sold approximately $9.1 million of loans that were providing yields below current market levels. On June 30, 2006, total loans were comprised of 39.4% in non-residential and multi-family mortgage loans, 21.4% in consumer loans, 16.6% in single-family real estate loans, 14.8% in home equity loans, 6.5% in commercial and industrial loans and 1.3% in construction loans.

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

On June 30, 2006 the allowance for loan and lease losses was $6.1 million, compared to $5.8 million on December 31, 2005. The ratio of the allowance for loan and lease losses to total loans was 0.78% on both June 30, 2006 and December 31, 2005. Non-performing assets represented 0.05% of total assets on June 30, 2006, compared to 0.04% on December 31, 2005.

Deposits reached $658.4 million on June 30, 2006, an increase of $51.9 million, or 8.6%, from the $606.5 million reported on December 31, 2005. Certificates of deposit increased by $44.6 million, or 12.2%, from the $366.5 million reported at year-end 2005, while core deposits, which consist of checking, savings, and money market accounts, increased $7.3 million, or 3.0%. During the same period, Federal Home Loan Bank borrowings declined $23.9 million, or 9.0%, to $242.7 million on June 30, 2006, due primarily to the growth in deposits.

Stockholders' equity totaled $94.5 million on June 30, 2006, a decrease of $0.7 million, or 0.8%, from $95.3 million on December 31, 2005. The decline was attributable to the repurchase of 201,893 shares of the Company's common stock in open market transactions, partially offset by net income for the period. Additionally, on June 28, 2006, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, which represented an increase of $0.01, or 20%, from the Company's former quarterly cash dividend of $0.05. The dividend is payable on July 28, 2006 to stockholders of record on July 14, 2006.

Net interest income declined $198,000, or 3.1%, for the three months ended June 30, 2006, to $6.3 million, from $6.5 million for the same period last year. Last year's results included approximately $117,000 of loan prepayment fees. For the six months ended June 30, 2006, net interest income increased 0.9%, to $12.6 million, from $12.5 million for the same period last year.

Other income increased $73,000, or 9.0%, for the three months ended June 30, 2006, to $883,000, from $811,000 for the same period last year. For the six months ended June 30, 2006, other income increased 2.9%, to $1.8 million, from $1.7 million for the same period last year. The increase for both the three- and six-month periods was primarily due to an increase in income generated from bank-owned life insurance.

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

Other expenses increased $163,000, or 3.2%, for the three months ended June 30, 2006, to $5.2 million, from $5.0 million for the same period last year. For the six months ended June 30, 2006, other expenses increased $626,000, or 6.4%, to $10.3 million, from $9.7 million for the same period last year. The increase was primarily attributable to salaries and benefits associated with the Company's growth strategy of expanding its branch network. Additionally, for the three- and six-month periods of 2006, there was approximately $169,000 and $328,000, respectively, of pre-tax stock option compensation expense associated with the adoption of SFAS No. 123(R).

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 20 branch offices located in Middlesex, Monmouth, Morris, and Union counties in New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

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

Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

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                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             (Dollars in thousands)
                                   (Unaudited)

                                                               June 30,   December 31,
                                                                 2006         2005
                                                              ---------    ---------
Assets:
Cash and amounts due from banks                               $   6,769    $   4,635
Interest-bearing deposits with banks                              7,095        1,948
                                                              ---------    ---------
Cash and cash equivalents                                        13,864        6,583
Investment securities available-for-sale, at fair value          74,264       85,319
Investment securities held-to-maturity (fair
   value of $82,738 and $93,575, respectively)                   86,331       95,621
Federal Home Loan Bank of New York stock, at cost                12,298       13,263
Loans receivable, net                                           770,658      733,183
Accrued interest receivable                                       3,553        3,313
Property and equipment, net                                      18,304       18,570
Cash surrender value of bank-owned life insurance                15,424       13,138
Other assets                                                      4,991        4,897
                                                              ---------    ---------
     Total assets                                             $ 999,687    $ 973,887
                                                              =========    =========

Liabilities:
Deposits                                                      $ 658,417    $ 606,471
Other borrowed funds                                            242,705      266,600
Advance payments by borrowers for taxes and insurance             2,837        2,215
Accrued interest payable on advances                                503          611
Other liabilities                                                   693        2,740
                                                              ---------    ---------
     Total liabilities                                          905,155      878,637
                                                              ---------    ---------
Stockholders' equity:
Preferred stock; $.10 par value, 5,000,000 shares
   authorized; issued and outstanding - none                          -            -
Common stock; $.10 par value, 20,000,000 shares authorized;
   Issued - 12,471,681 in 2006 and 12,471,481 in 2005
   Outstanding - 11,344,188 in 2006 and 11,545,881 in 2005        1,247        1,247
Additional paid-in-capital                                       84,071       85,959
Retained earnings                                                33,655       32,794
Unearned ESOP shares                                             (4,939)      (5,282)
Unearned RSP compensation                                             -       (2,567)
Treasury stock acquired for the RSP, at cost;
   326,264 in 2006 and 363,037 in 2005                           (3,706)      (4,124)
Treasury stock, at cost; 1,127,493 in 2006
   and 925,600 in 2005                                          (14,125)     (11,426)
Accumulated other comprehensive loss, net of taxes               (1,671)      (1,351)
                                                              ---------    ---------
     Total stockholders' equity                                  94,532       95,250
                                                              ---------    ---------
     Total liabilities and stockholders' equity               $ 999,687    $ 973,887
                                                              =========    =========


                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                            Three Months Ended      Six Months Ended
                                                  June 30,               June 30,
                                            ------------------      ----------------
                                              2006       2005        2006       2005
                                            --------   --------    --------   --------
Interest income:
   Loans, including fees                    $ 11,917   $  9,122    $ 23,257   $ 17,342
   Investment securities                       1,658      2,244       3,421      4,514
   Other                                         172        143         345        234
                                            --------   --------    --------   --------
     Total interest income                    13,747     11,509      27,023     22,090
                                            --------   --------    --------   --------
Interest expense:
   Deposits                                    5,057      3,013       9,414      5,733
   Borrowed funds                              2,429      2,037       4,971      3,830
                                            --------   --------    --------   --------
     Total interest expense                    7,486      5,050      14,385      9,563
                                            --------   --------    --------   --------
     Net interest income before
       provision for loan losses               6,261      6,459      12,638     12,527
Provision for loan losses                        252        477         668        922
                                            --------   --------    --------   --------
     Net interest income after
       provision for loan losses               6,009      5,982      11,970     11,605
                                            --------   --------    --------   --------
Other income:
   Service charges and other fees on
     deposit accounts                            519        504       1,013      1,012
   Net gain (loss) on sale of investments          -        (34)          -        (34)
   Commissions                                   184        201         414        449
   Other                                         181        140         333        283
                                            --------   --------    --------   --------
     Total other income                          884        811       1,760      1,710
                                            --------   --------    --------   --------
Other expenses:
   Salaries and employee benefits              3,047      2,834       6,124      5,477
   Premises and equipment                        671        768       1,333      1,461
   Occupancy                                     564        507       1,126      1,012
   Professional services                         262        199         459        394
   Advertising                                   146        241         260        415
   Other operating                               489        467       1,043        960
                                            --------   --------    --------   --------
     Total other expenses                      5,179      5,016      10,345      9,719
                                            --------   --------    --------   --------
     Income before income tax expense          1,714      1,777       3,385      3,596
Income tax expense                               654        672       1,276      1,371
                                            --------   --------    --------   --------
     Net income                             $  1,060   $  1,105    $  2,109   $  2,225
                                            ========   ========    ========   ========

Per share of common stock:
   Basic earnings per share                 $   0.10   $   0.10    $   0.20   $   0.20
   Diluted earnings per share               $   0.10   $   0.10    $   0.20   $   0.19
   Basic weighted average shares
     outstanding                              10,313     11,043      10,335     11,136
   Diluted weighted average shares
     outstanding                              10,802     11,395      10,798     11,536

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